                                                                   EXHIBIT 11.1

        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                Three Months Ended
     (IN THOUSANDS)                  ---------------------------------------
                                      March 31,    December 31,    March 31,
                                        1995          1995           1996
                                      ---------     ---------      --------
Weighted average common shares
 outstanding.....................      10,320        10,320         37,364
                                     --------      --------       --------
Weighted average common stock
 equivalents:
  Stock options determined using
   the treasury stock method.....       4,652         7,077          6,593
  Convertible preferred stock....       6,179        25,699            --
                                     --------      --------       --------
    Total weighted average common
     stock equivalents
     outstanding.................      10,831        32,776          6,593
                                     --------      --------       --------
Shares used in net loss per share
 calculation.....................      21,151        43,096         43,957
                                     ========      ========       ========
Detailed calculation of shares
 issuable from the assumed
 exercise of stock options:
  Calculation of proceeds upon
   exercise of options:
    Number of stock options
     considered to be common
     stock equivalents(1)........       5,376         7,810          7,335
    Weighted average exercise
     price.......................        3.50          2.44           3.07
                                     --------      --------       --------
      Proceeds upon exercise of
       options...................      18,839        19,071       $ 22,540
                                     ========      ========       ========

  Calculation of shares that
   could be repurchased upon
   exercise of stock options:
    Proceeds upon exercise of op-
     tions.......................      18,839        19,071         22,540
    Assumed fair market value
     (mid-range of the initial
     public offering price)......       26.00         26.00          30.38
                                     --------      --------       --------
      Shares that could be repur-
       chased....................         724           733            742
                                     ========      ========       ========
   Common stock equivalents for
   stock options using the
   treasury stock method.........       4,652         7,077          6,593
                                     ========      ========       ========

Detailed calculation of shares
 issuable from the assumed
 conversion of convertible
 preferred stock:
  Convertible preferred stock
   considered to be common stock
   equivalents(1)................       6,179        25,699            --
  Conversion ratio...............     one for       one for        one for
                                        one           one            one
                                     --------      --------       --------
  Common stock equivalents for
   convertible preferred stock...   $    --          25,699          6,179
                                    ========       ========       ========

- - - - --------
(1) Pursuant to the requirements of the Securities and Exchange Commission, only stock options and convertible preferred stock issued in fiscal 1995 (twelve months immediately preceding the initial public offering date) are considered common stock equivalents. All issuances prior to 1995 are excluded from loss periods as their inclusion would be antidilutive.